Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED APRIL 29, 2017

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	April 29, 2017	January 28, 2017	April 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$35	$40	$179
Accounts and other receivables	86	99	96
Merchandise inventories	1,718	1,865	1,687
Prepaid expenses and other current assets	66	49	61
Total current assets	1,905	2,053	2,023
Property and equipment, net	1,636	1,667	1,679
Deferred tax assets	4	4	3
Due from affiliates, net	1,045	1,017	946
Other assets	21	24	29
Total Assets	$4,611	$4,765	$4,680

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$730	$1,138	$821
Short-term borrowings from Parent	272	261	334
Accrued expenses and other current liabilities	539	590	562
Income taxes payable	124	129	110
Current portion of long-term debt	71	72	25
Total current liabilities	1,736	2,190	1,852
Long-term debt	2,990	2,599	2,930
Deferred tax liabilities	233	234	236
Deferred rent liabilities	383	382	380
Other non-current liabilities	121	119	131
Total stockholder’s deficit	(852)	(759)	(849)
Total Liabilities and Stockholder’s Deficit	$4,611	$4,765	$4,680
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016
Net sales	$1,521	$1,614
Other revenues (1)	20	19
Total revenues	1,541	1,633
Cost of sales	1,002	1,041
Cost of other revenues	1	1
Gross margin	538	591
Selling, general and administrative expenses (1)	572	586
Depreciation and amortization	46	51
Other income, net (1)	(22)	(37)
Total operating expenses	596	600
Operating loss	(58)	(9)
Interest expense (1)	(59)	(72)
Interest income (1)	29	27
Loss before income taxes	(88)	(54)
Income tax expense	3	2
Net loss	$(91)	$(56)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 8 entitled “Related party transactions” for further details):
	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016
Other revenues	$14	$13
Selling, general and administrative expenses	(76)	(81)
Other income, net	6	6
Interest expense	(1)	(2)
Interest income	29	27
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016
Net loss	$(91)	$(56)
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(4)	7
Total other comprehensive (loss) income, net of tax	(4)	7
Comprehensive loss, net of tax	$(95)	$(49)
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016
Cash Flows from Operating Activities:
Net loss	$(91)	$(56)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	46	51
Amortization and write-off of debt issuance costs and debt discount	6	5
Deferred income taxes	1	33
Unrealized losses (gains) on foreign exchange	4	(13)
Other	(2)	9
Changes in operating assets and liabilities:
Accounts and other receivables	14	7
Merchandise inventories	141	18
Prepaid expenses and other operating assets	(13)	5
Due from affiliates, net	(28)	(26)
Accounts payable, Accrued expenses and other liabilities	(440)	(431)
Income taxes payable, net	(6)	2
Net cash used in operating activities	(368)	(396)
Cash Flows from Investing Activities:
Capital expenditures	(27)	(33)
Net cash used in investing activities	(27)	(33)
Cash Flows from Financing Activities:
Long-term debt borrowings	488	504
Long-term debt repayments	(108)	(6)
Short-term borrowings from Parent	25	104
Repayments of short-term borrowings to Parent	(14)	(134)
Net cash provided by financing activities	391	468
Effect of exchange rate changes on Cash and cash equivalents	(1)	1
Cash and cash equivalents:
Net (decrease) increase during period	(5)	40
Cash and cash equivalents at beginning of period	40	139
Cash and cash equivalents at end of period	$35	$179
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Deficit
(In millions)
Balance, January 30, 2016	$3,511	$(70)	$(4,243)	$(802)
Net loss	—	—	(56)	(56)
Total other comprehensive loss, net of tax	—	7	—	7
Contribution arising from tax allocation arrangement	2	—	—	2
Balance, April 30, 2016	$3,513	$(63)	$(4,299)	$(849)

Balance, January 28, 2017	$3,522	$(67)	$(4,214)	$(759)
Net loss	—	—	(91)	(91)
Total other comprehensive loss, net of tax	—	(4)	—	(4)
Contribution arising from tax allocation arrangement	2	—	—	2
Balance, April 29, 2017	$3,524	$(71)	$(4,305)	$(852)
 See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada, Guam and Puerto Rico; Babies “R” Us stores in the United States; and e-commerce businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of April 29, 2017, January 28, 2017 and April 30, 2016, the Condensed Consolidated Statements of Operations, the Condensed Consolidated Statements of Comprehensive Loss, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Deficit for the thirteen weeks ended April 29, 2017 and April 30, 2016, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen weeks then ended. The Condensed Consolidated Balance Sheet at January 28, 2017, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 28, 2017, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 28, 2017 included as an exhibit to Parent’s Form 8-K filed on April 12, 2017. The results of operations for the thirteen weeks ended April 29, 2017 and April 30, 2016 are not necessarily indicative of operating results for the full year.
Subsequent Events
We have performed an evaluation of subsequent events through June 13, 2017, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt
A summary of the Company’s consolidated Long-term debt as of April 29, 2017, January 28, 2017 and April 30, 2016 is outlined in the table below:

(In millions)	April 29, 2017	January 28, 2017	April 30, 2016
8.500% senior secured notes, due fiscal 2017 (1)	$—	$—	$717
Incremental secured term loan facility, due fiscal 2018	124	125	128
Second incremental secured term loan facility, due fiscal 2018	62	62	64
$1.85 billion secured revolving credit facility, expires fiscal 2019	861	465	586
Tranche A-1 loan facility, due fiscal 2019	273	272	270
Propco II Mortgage Loan, due fiscal 2019 (1)	488	489	—
Giraffe Junior Mezzanine Loan, due fiscal 2019 (2)	73	78	—
Secured term B-4 loan facility, due fiscal 2020	981	982	985
8.750% debentures, due fiscal 2021 (3)	22	22	22
Finance obligations associated with capital projects	166	167	167
Capital lease obligations	11	9	16
	3,061	2,671	2,955
Less: current portion	71	72	25
Total Long-term debt (4)	$2,990	$2,599	$2,930

(1)
Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary. TRU Propco II is a single-purpose entity and is a separate entity from the Company. The assets and credit of TRU Propco II and its direct parent Giraffe Junior Holdings, LLC (“Giraffe Junior”) are not available to satisfy the debts or other obligations of the Company or any affiliate.

(2)	Represents obligations of Giraffe Junior.

(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(4)
We may maintain derivative instruments on certain of our long-term debt. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 8 entitled “Related party transactions” for further details.

Our credit facilities, loan agreements and indentures contain customary covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	transfer money between our Parent, us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
As of April 29, 2017, we did not have any net assets subject to such restrictions. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of April 29, 2017, we have funds available to finance our operations under our $1.85 billion secured revolving credit facility (“ABL Facility”) through March 2019, subject to an earlier springing maturity.
Borrowing Availability
Under our ABL Facility which expires on March 21, 2019, subject to an earlier springing maturity, we had outstanding borrowings of $861 million, a total of $93 million of outstanding letters of credit and excess availability of $301 million as of April 29, 2017. We are subject to a minimum excess availability covenant of $125 million, with remaining availability of $176 million in excess of the covenant at April 29, 2017. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and credit card receivables and certain Canadian real estate less any applicable availability reserves, and generally peaks in the third quarter of our fiscal year.
Giraffe Junior mezzanine loan, due fiscal 2019 ($73 million at April 29, 2017)
The Giraffe Junior mezzanine loan due fiscal 2019 requires TRU Propco II to make principal repayments of (i) available excess cash flow, (ii) escrow refunds and (iii) excess release proceeds, each as defined in the Giraffe Junior mezzanine loan agreement, following payment of monthly debt service and required reserves under the PropCo II mortgage loan and Giraffe Junior mezzanine loan. During the thirteen weeks ended April 29, 2017, TRU Propco II made prepayments of $5 million related to available excess cash flow.

3. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.

Interest Rate Contracts
As of April 29, 2017 and January 28, 2017, we had one interest rate cap designated as a cash flow hedge. As of April 30, 2016, we had no interest rate caps designated as cash flow hedges. No material ineffectiveness was recorded for the thirteen weeks ended April 29, 2017. We expect to reclassify a nominal net loss over the next 12 months to Interest expense from Accumulated other comprehensive loss.
Foreign Exchange Contracts
As of April 29, 2017, January 28, 2017 and April 30, 2016, we had foreign currency forward contracts to economically hedge the U.S. Dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with our affiliates. These derivative contracts are not designated as hedges.
As of April 29, 2017, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. As of January 28, 2017 and April 30, 2016 derivative liabilities related to agreements that contain credit-risk related contingent features had fair values of less than $1 million and $6 million, respectively.
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive loss on our Condensed Consolidated Statements of Stockholder’s Deficit for the thirteen weeks ended April 29, 2017 and April 30, 2016:

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016
Derivatives designated as cash flow hedges:
Beginning balance	$2	$1
Change in fair value recognized in Accumulated other comprehensive loss - Interest Rate Contracts	—	—
Reclassifications from Accumulated other comprehensive loss - Interest Rate Contracts	—	—
Ending balance	$2	$1
The following table sets forth the impact of derivatives on Interest expense in our Condensed Consolidated Statements of Operations for the thirteen weeks ended April 29, 2017 and April 30, 2016:

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	$(4)	$—
Gain (loss) on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	3	(7)
Total Interest expense	$(1)	$(7)

(1)
(Losses) gains related to our short-term intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans.

The following table contains the notional amounts and related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of April 29, 2017, January 28, 2017 and April 30, 2016:

	April 29, 2017		January 28, 2017		April 30, 2016
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$510	$1	$511	$1	$—	$—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	81	3	98	1	—	—
Accrued expenses and other current liabilities	125	(3)	32	—	76	(6)
Total derivative contracts outstanding:
Prepaid expenses and other current assets	81	3	98	1	—	—
Other assets	510	1	511	1	—	—
Total derivative assets (1)	$591	$4	$609	$2	$—	$—

Accrued expenses and other current liabilities	125	(3)	32	—	76	(6)
Total derivative liabilities (1)	$125	$(3)	$32	$—	$76	$(6)

(1)	Refer to Note 4 entitled “Fair value measurements” for the classification of our derivative instruments within the fair value hierarchy.

4. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.
The valuation of our interest rate contract is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. At the end of each period, we evaluate the inputs used to value our derivatives, which are primarily classified as Level 2. As of April 30, 2016, we did not have any outstanding interest rate contracts.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period.

The tables below present our assets and liabilities measured at fair value on a recurring basis as of April 29, 2017, January 28, 2017 and April 30, 2016 aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at April 29, 2017
Assets
Derivative financial instruments:
Interest rate contract	$—	$1	$—	$1
Foreign exchange contracts	—	3	—	3
Total assets	$—	$4	$—	$4
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$3	$—	$3
Total liabilities	$—	$3	$—	$3

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 28, 2017
Assets
Derivative financial instruments:
Interest rate contract	$—	$1	$—	$1
Foreign exchange contracts	—	1	—	1
Total assets	$—	$2	$—	$2

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at April 30, 2016
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$6	$—	$6
Total liabilities	$—	$6	$—	$6
For the periods ended April 29, 2017, January 28, 2017 and April 30, 2016, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. For the thirteen weeks ended April 29, 2017 and April 30, 2016, we did not have any long-lived asset impairments.

Other Financial Instruments
The fair values of our Long-term debt including current portion are estimated using quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods. The fair values of debt instruments classified as Level 1 are based on quoted prices in reasonably active markets and Level 2 instruments are valued using market prices we obtain from external third parties. Debt instruments classified as Level 3 are not publicly traded, and therefore we are unable to obtain quoted market prices, and are generally valued using estimated spreads, a present value calculation or a cash flow analysis, as appropriate. There have been no significant changes in valuation technique or related inputs for Long-term debt for the thirteen weeks ended April 29, 2017 and April 30, 2016. The table below presents the carrying values and fair values of our Long-term debt including current portion as of April 29, 2017, January 28, 2017 and April 30, 2016, aggregated by level in the fair value hierarchy within which those measurements fall.

	Long-term Debt
(In millions)	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
April 29, 2017	$3,061	$2,942	$—	$1,317	$1,625
January 28, 2017	2,671	2,542	—	1,309	1,233
April 30, 2016	2,955	2,784	708	1,307	769
Other financial instruments that are not measured at fair value on our Condensed Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to the short-term nature of these assets and liabilities, their carrying amounts approximate fair value.

5. Income taxes
The following table summarizes our Income tax expense and effective tax rates for the thirteen weeks ended April 29, 2017 and April 30, 2016:

	13 Weeks Ended
($ In millions)	April 29, 2017	April 30, 2016
Loss before income taxes	$(88)	$(54)
Income tax expense	3	2
Effective tax rate	(3.4)%	(3.7)%
The effective tax rates for the thirteen weeks ended April 29, 2017 and April 30, 2016 were based on our forecasted effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted effective tax rate was (3.7)% for the thirteen weeks ended April 29, 2017, compared to (4.5)% for the same period last year. The difference between our forecasted effective tax rates was primarily due to a change in the mix and level of earnings between jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended April 29, 2017 and April 30, 2016, respectively.

6. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and baby product offerings in 49 states in the United States, Puerto Rico and Guam, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Our Domestic and Canada segments also include their respective e-commerce operations. Segment operating (loss) earnings excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Revenues from external customers are derived primarily from merchandise sales and we do not generate material sales from any single customer.

The following tables show our percentage of Total revenues by product category:

	13 Weeks Ended
Toys “R” Us - Delaware:	April 29, 2017	April 30, 2016
Baby	45.3%	47.3%
Core Toy	14.9%	13.7%
Entertainment	6.0%	5.5%
Learning	18.6%	18.4%
Seasonal	13.5%	13.9%
Other (1)	1.7%	1.2%
Total	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing revenue from unaffiliated third parties.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.
A summary of financial information by reportable segment is as follows:

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016
Total revenues
Domestic	$1,383	$1,474
Canada	158	159
Total revenues	$1,541	$1,633
Gross margin
Domestic	$477	$532
Canada	61	59
Gross margin	$538	$591
Operating (loss) earnings
Domestic	$(10)	$30
Canada	8	24
Corporate and other	(56)	(63)
Operating loss	(58)	(9)
Interest expense	(59)	(72)
Interest income	29	27
Loss before income taxes	$(88)	$(54)

(In millions)	April 29, 2017	January 28, 2017	April 30, 2016
Merchandise inventories
Domestic	$1,552	$1,708	$1,509
Canada	166	157	178
Merchandise inventories	$1,718	$1,865	$1,687

7. Litigation and legal proceedings
We and our Parent are, and in the future may be, involved in various lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our

Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions
Sponsor Advisory Agreement - Our Parent is owned by an investment group led by entities advised by or affiliated with Bain Capital Private Equity, L.P., Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008, February 1, 2009, August 29, 2014, June 1, 2015 and December 1, 2015 (“Advisory Agreement”). The term of the Advisory Agreement is currently a one-year renewable term unless our Parent or the Sponsors provide notice of termination to the other. Management and advisory fees (the “Advisory Fees”) of $6 million per annum are payable on a quarterly basis. We recorded Advisory Fees of $2 million for each of the thirteen weeks ended April 29, 2017 and April 30, 2016. During each of the thirteen weeks ended April 29, 2017 and April 30, 2016, we also paid the Sponsors for nominal out-of-pocket expenses.
Other Relationships and Transactions with the Sponsors - From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. The Sponsors did not own any of our debt during the thirteen weeks ended April 29, 2017. During the thirteen weeks ended April 30, 2016, affiliates of KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts on such debt and debt securities held by related parties were less than $1 million during the thirteen weeks ended April 30, 2016.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $2 million and $1 million for the thirteen weeks ended April 29, 2017 and April 30, 2016, respectively, with respect to less than 1% of our operated stores, which include Toys “R” Us Express stores. Of the aggregate amount paid, $1 million and less than $1 million for the thirteen weeks ended April 29, 2017 and April 30, 2016, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 350 and 351 properties from affiliates of Parent as of April 29, 2017 and April 30, 2016, respectively. Selling, general and administrative expenses (“SG&A”) included lease expense of $72 million and $71 million, which includes reimbursement of expenses of $11 million related to these leases for the thirteen weeks ended April 29, 2017 and April 30, 2016, respectively.
Other Transactions with Toys “R” Us Property Company I, LLC (“TRU Propco I”) - Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I or the anticipated sublease income to be received by the Company. For the thirteen weeks ended April 29, 2017 and April 30, 2016, SG&A included expenses associated with store closures of less than $1 million and $7 million, respectively.
Related Party Finance Obligations Associated with Capital Projects - In fiscal 2012, we were significantly involved in the construction of two leased stores with our affiliate TRU Propco I which included non-standard tenant improvements. As a result of this involvement, we are deemed the “owner” for accounting purposes and are required to capitalize the construction costs on our Condensed Consolidated Balance Sheets. Upon completion of these projects, we performed an analysis pursuant to Accounting Standards Codification (“ASC”) 840, “Leases” and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with these leases, we record related party finance obligations equal to the cash proceeds and fair market value of the assets received. As of April 29, 2017, January 28, 2017 and April 30, 2016, we had related party financing obligations of $9 million, respectively. These amounts are included in Other non-current liabilities on our Condensed Consolidated Balance Sheets. The rental payments to TRU Propco I are recognized as a reduction of the financing obligation and interest expense.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (“DSA”). The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in

Other income, net in our Condensed Consolidated Statements of Operations. The amounts we charged to Parent and other affiliates for each of the thirteen weeks ended April 29, 2017 and April 30, 2016 for these services was $1 million.
In addition, we incurred service fees associated with our China sourcing office of $3 million for each of the thirteen weeks ended April 29, 2017 and April 30, 2016. These costs are recorded within SG&A in the Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (“ITASSA”) - We provide information technology services, store operations services, internal audit services and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For each of the thirteen weeks ended April 29, 2017 and April 30, 2016, we charged our affiliates $5 million for these services, which are recorded in Other income, net in our Condensed Consolidated Statements of Operations.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent’s foreign affiliates in the toy and baby businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen weeks ended April 29, 2017 and April 30, 2016, we charged Parent’s foreign affiliates license fees of $14 million and $13 million, respectively, which are classified in our Condensed Consolidated Statements of Operations as Other revenues.
Stock Compensation Expense - For each of the thirteen weeks ended April 29, 2017 and April 30, 2016, we recorded less than $1 million of Parent’s total stock-based compensation expense, which related to awards issued to participants, in SG&A.
Due from Affiliates, Net - As of April 29, 2017, January 28, 2017 and April 30, 2016, Due from affiliates, net, of $1,045 million, $1,017 million and $946 million, respectively, primarily consisted of receivables from Parent and affiliates. In connection with loans to and from Parent, we recognize related party interest expense and related party interest income.
As of April 29, 2017, January 28, 2017 and April 30, 2016, $15 million, $13 million and $13 million, respectively, of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of April 29, 2017, January 28, 2017 and April 30, 2016, the net amount owed to our affiliates was $7 million, $11 million and $6 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Condensed Consolidated Balance Sheets.
Short-term Borrowings from Parent - From time to time, we have short-term intercompany loans outstanding with Parent. As of April 29, 2017, January 28, 2017 and April 30, 2016, we maintained balances of $272 million, $261 million and $334 million, respectively, in short-term intercompany loans from Parent. For the thirteen weeks ended April 29, 2017 and April 30, 2016, we incurred $1 million and $2 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent.
Income Taxes Payable to Parent - We make income tax payments to Parent based on certain tax-sharing agreements made with Parent regarding our consolidated tax filings.  As of April 29, 2017, January 28, 2017 and April 30, 2016, Income taxes payable to Parent were $118 million, $118 million and $101 million, respectively.

9. Dispositions
During the thirteen weeks ended April 29, 2017, we sold certain assets for nominal proceeds resulting in nominal net gains. Net gains on sales are included in Other income, net on our Condensed Consolidated Statements of Operations.

10. Accumulated other comprehensive loss
Total other comprehensive (loss) income, net of tax is included in our Condensed Consolidated Statements of Comprehensive Loss and Condensed Consolidated Statements of Stockholder’s Deficit. Accumulated other comprehensive loss is reflected in Total stockholder’s deficit on our Condensed Consolidated Balance Sheets, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, January 30, 2016	$(71)	$1	$(70)
Change	7	—	7
Balance, April 30, 2016	$(64)	$1	$(63)

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, January 28, 2017	$(69)	$2	$(67)
Change	(4)	—	(4)
Balance, April 29, 2017	$(73)	$2	$(71)

11. Recent accounting pronouncements
In May 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-09 “Compensation-Stock Compensation (Topic 718)” (“ASU 2017-09”). ASU 2017-09 provides clarification on when modification accounting should be used for changes to the terms or conditions of a share-based payment award. This ASU does not change the accounting for modifications but clarifies that modification accounting guidance should only be applied if there is a change to the value, vesting conditions or award classification and would not be required if the changes are considered non-substantive. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The adoption of ASU 2017-09 is not expected to have an impact on our Condensed Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, a lessee will recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. ASU 2016-02 retains a distinction between finance leases (i.e. capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The accounting applied by the lessor is largely unchanged from that applied under current GAAP. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Management is currently assessing the impact the adoption of ASU 2016-02 will have on our Condensed Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments of ASU 2014-09 were effective for reporting periods beginning after December 15, 2016, with early adoption prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.

Subsequent to issuing ASU 2014-09, the FASB issued the following amendments concerning the adoption and clarification of ASU 2014-09. In August 2015, the FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606), Deferral of the Effective Date,” which deferred the effective date one year. As a result, the amendments of ASU 2014-09 are effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016. In March 2016, the FASB issued ASU No. 2016-08 “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. ASU 2016-08 clarifies how an entity should identify the unit of accounting (i.e. the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. In April 2016, the FASB issued ASU No. 2016-10 “Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing,” which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Revenue from Contracts with Customers (Topic 606), Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. In addition, ASU 2016-12 clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. In December, FASB issued ASU No. 2016-20 “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”). ASU 2016-20 provides update to ASC 606, “Revenue from Contracts with Customers,” which will allow entities not to make quantitative disclosures about remaining performance obligations in certain cases and require entities that use any of the new or previously existing optional exemptions to expand their qualitative disclosures. It also makes 12 additional technical corrections and improvements to the new revenue standard. While the Company is continuing to assess all of the potential impacts of the new standard, we generally anticipate having substantially similar performance obligations under the amended guidance. The Company does not expect the implementation of the standard will have a material effect on the Company's consolidated results of operations, cash flows or financial position. The Company currently anticipates utilizing the full retrospective method of adoption allowed by the standard, in order to provide for comparative results in all periods presented, and plans to adopt the standard as of the first day of fiscal 2018 (February 4, 2018).

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. Throughout this MD&A when discussing our results of operations, we refer to the impact of foreign currency translation on our Canada segment results.  Transactions in our Canada segment are recorded in its functional currency, then converted to U.S. Dollar for financial reporting.  We calculate the effect of changes in foreign currency exchange rates by measuring the difference between current period activity translated at the current period’s foreign exchange rates and current period activity translated at last period’s rates. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended January 28, 2017, included as an exhibit to Parent’s Form 8-K filed on April 12, 2017 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing a variety of toy and baby products worldwide through our omnichannel offerings that leverage the synergies between our brick-and-mortar stores and e-commerce. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which operated 879 stores in 49 states in the United States, Puerto Rico and Guam; and Toys “R” Us – Canada (“Canada”), which operated 82 stores as of April 29, 2017. Our Domestic and Canada segments also include their respective e-commerce operations.

Financial Performance
As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen weeks ended April 29, 2017 compared to the thirteen weeks ended April 30, 2016:

	13 Weeks Ended
($ In millions)	April 29, 2017	April 30, 2016
Total revenues	$1,541	$1,633
Same store sales	(5.6)%	0.9%
Gross margin	$538	$591
Gross margin as a percentage of Total revenues	34.9%	36.2%
Selling, general and administrative expenses (“SG&A”)	$572	$586
SG&A as a percentage of Total revenues	37.1%	35.9%
Net loss	$(91)	$(56)
Non-GAAP Financial Measure:
Adjusted EBITDA (1)	$9	$43
(1) For an explanation of Adjusted EBITDA as a measure of the Company’s operating performance and a reconciliation to Net loss, see “Non-GAAP Financial Measure - Adjusted EBITDA”.
First quarter 2017 financial highlights:

•	Total revenues decreased by $92 million compared to the prior year period, due to a decline in same store sales.

•	Consolidated same store sales decreased by 5.6 percentage points.

•	Gross margin, as a percentage of Total revenues, (“Gross margin rate”) declined in our Domestic segment, partially offset by an increase in our Canada segment.

•	SG&A decreased by $14 million primarily due to declines in professional fees and occupancy costs.

•	Net loss increased by $35 million.

Same Store Sales
In computing same store sales, we include stores that have been open for at least 56 weeks from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores that have a cumulative lease term of at least two years (“Long-Term Express”) and have been open for at least 56 weeks from their soft opening date are also included in the computation of same store sales.

Our same store sales computation includes the following:

•	stores that have been remodeled while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded or contracted within their current locations; and

•	sales from our e-commerce businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for 56 weeks or more and online, we can better gauge how the core store base and e-commerce business is performing since same store sales excludes the impact of store openings and closings. We calculate International same store sales by applying prior year foreign exchange rates to both current year and prior year sales to provide a consistent basis for comparison.
Various factors affect same store sales, including the number of and timing of stores we open, close, convert, relocate, expand or contract, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions, terrorism and catastrophic events can affect same store sales because they may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our same store sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that same store sales will continue to fluctuate in the future.
The changes in our same store sales for the thirteen weeks ended April 29, 2017 and April 30, 2016 are as follows:

	13 Weeks Ended
	April 29, 2017 vs. 2016	April 30, 2016 vs. 2015
Domestic	(6.2)%	0.1%
Canada	(0.3)%	9.1%
Toys “R” Us - Delaware	(5.6)%	0.9%

Percentage of Total Revenues by Product Category

	13 Weeks Ended
Toys “R” Us - Delaware:	April 29, 2017	April 30, 2016
Baby	45.3%	47.3%
Core Toy	14.9%	13.7%
Entertainment	6.0%	5.5%
Learning	18.6%	18.4%
Seasonal	13.5%	13.9%
Other (1)	1.7%	1.2%
Total	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing revenue from unaffiliated third parties.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

Store Count by Segment

Store Type	Domestic		Canada		Toys “R” Us - Delaware
	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016
Traditional Toy	358	361	26	26	384	387
Side by Side	212	213	56	56	268	269
Baby	223	222	—	—	223	222
Outlet	44	30	—	—	44	30
Long-Term Express	42	45	—	—	42	45
Total Operated	879	871	82	82	961	953

Excluded from store count:
Temporary Express	10	19	—	—	10	19

Net Loss

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016	Change
Toys “R” Us - Delaware	$(91)	$(56)	$(35)
Net loss increased by $35 million to $91 million for the thirteen weeks ended April 29, 2017, compared to $56 million for the same period last year. The increase was primarily due to a $53 million decline in Gross Margin and a $15 million decrease in Other income, net. Partially offsetting these amounts was a $14 million reduction in SG&A and a $13 million decrease in Interest Expense.

Total Revenues

	13 Weeks Ended
					Percentage of Total revenues
($ In millions)	April 29, 2017	April 30, 2016	$ Change	% Change	April 29, 2017	April 30, 2016
Domestic	$1,383	$1,474	$(91)	(6.2)%	89.7%	90.3%
Canada	158	159	(1)	(0.6)%	10.3%	9.7%
Toys “R” Us - Delaware	$1,541	$1,633	$(92)	(5.6)%	100.0%	100.0%
Total revenues decreased by $92 million or 5.6%, to $1,541 million for the thirteen weeks ended April 29, 2017, compared to $1,633 million for the same period last year. Foreign currency translation decreased Total revenues by $1 million for the thirteen weeks ended April 29, 2017.
Excluding the impact of foreign currency translation, the decrease in Total revenues was primarily due to a decline in same store sales driven by a decrease in the number of transactions.
Total revenues included $14 million and $13 million of licensing revenue charged to our Parent’s foreign affiliates for the thirteen weeks ended April 29, 2017 and April 30, 2016, respectively.
Domestic
Total revenues for our Domestic segment decreased by $91 million or 6.2%, to $1,383 million for the thirteen weeks ended April 29, 2017, primarily due to a decline in same store sales of 6.2%.
The decrease in same store sales resulted primarily from decreases in our baby and seasonal categories. The decline in our baby category was mainly due to baby gear and infant care products. The decline in our seasonal category was predominantly due to outdoor products.
Canada
Total revenues for our Canada segment decreased by $1 million or 0.6%, to $158 million for the thirteen weeks ended April 29, 2017. Excluding a $1 million decrease in Total revenues due to foreign currency translation, Canada Total revenues remained consistent with the prior year.

Gross Margin
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	April 29, 2017	April 30, 2016	$ Change	April 29, 2017	April 30, 2016	Change
Domestic	$477	$532	$(55)	34.5%	36.1%	(1.6)%
Canada	61	59	2	38.6%	37.1%	1.5%
Toys “R” Us - Delaware	$538	$591	$(53)	34.9%	36.2%	(1.3)%
Gross margin decreased by $53 million to $538 million for the thirteen weeks ended April 29, 2017, compared to $591 million for the same period last year. Foreign currency translation had a nominal impact on Gross margin.
Gross margin rate decreased by 130 basis points for the thirteen weeks ended April 29, 2017 compared to the same period last year. The decrease in Gross margin rate was due to margin rate declines in our Domestic segment.
Domestic
Gross margin decreased by $55 million to $477 million for the thirteen weeks ended April 29, 2017. Gross margin rate decreased by 160 basis points for the thirteen weeks ended April 29, 2017, compared to the same period last year.
The decrease in Gross margin rate for the thirteen weeks ended April 29, 2017 resulted primarily from an increase in sales of products on promotion and an increase in recorded inventory reserves.
Canada
Gross margin increased by $2 million to $61 million for the thirteen weeks ended April 29, 2017. Gross margin rate increased by 150 basis points for the thirteen weeks ended April 29, 2017, compared to the same period last year.
The increase in Gross margin rate resulted primarily from margin rate increases in our baby and learning categories.

Selling, General and Administrative Expenses
The following table presents expenses as a percentage of consolidated SG&A:

	13 Weeks Ended
	April 29, 2017	April 30, 2016
Payroll and related benefits	44.3%	43.2%
Occupancy costs	32.9%	32.5%
Advertising and promotional expenses	7.0%	6.9%
Transaction fees (1)	3.4%	4.1%
Professional fees	2.5%	3.1%
Other (2)	9.9%	10.2%
Total	100.0%	100.0%

(1)	Primarily consists of credit card fees.

(2)	Includes costs related to website hosting, transporting merchandise from distribution centers to stores, store related supplies and signage and other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	April 29, 2017	April 30, 2016	$ Change	April 29, 2017	April 30, 2016	Change
Toys “R” Us - Delaware	$572	$586	$(14)	37.1%	35.9%	1.2%
SG&A decreased by $14 million to $572 million for the thirteen weeks ended April 29, 2017, compared to $586 million for the same period last year. As a percentage of Total revenues, SG&A increased by 120 basis points.
The decrease in SG&A was primarily due to a $4 million decline in professional fees and a $3 million decrease in occupancy costs.

Depreciation and Amortization

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016	Change
Toys “R” Us - Delaware	$46	$51	$(5)
Depreciation and amortization decreased by $5 million for the thirteen weeks ended April 29, 2017 compared to the same period last year. The decrease was primarily due to fully depreciated assets.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	information technology and administrative support service income;

•	management service fees income;

•	foreign exchange gains and losses;

•	net gains on sales;

•	impairment of long-lived assets; and

•	other operating income and expenses.

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016	Change
Toys “R” Us - Delaware	$22	$37	$(15)
Other income, net decreased by $15 million to $22 million for the thirteen weeks ended April 29, 2017. The decrease was primarily due to an $18 million increase in unrealized loss on foreign exchange related to the re-measurement of the Tranche A-1 loan facility attributed to Toys-Canada Ltd. Toys “R” Us (Canada) Ltee (“Toys-Canada”).

Interest Expense

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016	Change
Toys “R” Us - Delaware	$59	$72	$(13)
Interest expense decreased by $13 million to $59 million for the thirteen weeks ended April 29, 2017, compared to $72 million for the same period last year. The decrease was primarily due to the change in value of foreign exchange contracts and a decrease in interest expense as a result of the Toys “R” Us Property Company II, LLC debt refinancing in fiscal 2016.

Interest Income

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016	Change
Toys “R” Us - Delaware	$29	$27	$2
Interest income increased by $2 million to $29 million for the thirteen weeks ended April 29, 2017, compared to the same period last year. The increase was primarily due to an increase in interest income on loans receivable from Parent. Refer to Note 8 to the Condensed Consolidated Financial Statements entitled “Related party transactions” for further details.

Income Tax Expense
The following table summarizes our Income tax expense and effective tax rates for the thirteen weeks ended April 29, 2017 and April 30, 2016:

	13 Weeks Ended
($ In millions)	April 29, 2017	April 30, 2016
Loss before income taxes	$(88)	$(54)
Income tax expense	3	2
Effective tax rate	(3.4)%	(3.7)%
The effective tax rates for the thirteen weeks ended April 29, 2017 and April 30, 2016 were based on our forecasted effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted effective tax rate was (3.7)% for the thirteen weeks ended April 29, 2017 compared to (4.5)% for the same period last year. The difference between our forecasted effective tax rates was primarily due to a change in the mix and level of earnings between jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended April 29, 2017 and April 30, 2016, respectively.

Non-GAAP Financial Measure - Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016
Net loss	$(91)	$(56)

Add:
Income tax expense	3	2
Interest expense, net	30	45
Depreciation and amortization	46	51
EBITDA	(12)	42

Adjustments:
Severance	10	1
Foreign currency re-measurement (a)	5	(13)
Certain transaction costs (b)	3	3
Sponsors’ management and advisory fees (c)	2	2
Compensation expense (d)	1	1
Store closure costs (e)	—	7
Adjusted EBITDA (f)	$9	$43

(a)	Represents the unrealized loss (gain) on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility attributed to Toys-Canada.

(b)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.

(c)	Represents the fees expensed to our Sponsors in accordance with the advisory agreement.

(d)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(e)	Represents store closure costs, net of lease surrender income.

(f)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, net gains on sales and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

Liquidity and Capital Resources
Overview
As of April 29, 2017, we were in compliance with all of the covenants related to our outstanding debt. Under the $1.85 billion secured revolving credit facility (“ABL Facility”), we had outstanding borrowings of $861 million, a total of $93 million of outstanding letters of credit and excess availability of $301 million as of April 29, 2017. We are subject to a minimum excess availability covenant of $125 million, with remaining availability of $176 million in excess of the covenant at April 29, 2017. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory among other assets, and generally peaks in the third quarter of our fiscal year. As of April 29, 2017, we had total liquidity of $211 million, which included cash and cash equivalents of $35 million.
We are dependent on borrowings to support our working capital needs, capital expenditures and to service debt. As of April 29, 2017, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, enhancing information technology, remodeling existing stores, financing construction of new stores and paying expenses, such as payroll costs and rental expense, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season.
In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of April 29, 2017, January 28, 2017 and April 30, 2016, we had outstanding balances of $272 million, $261 million and $334 million, respectively, in short-term intercompany loans from Parent.
Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility and from our Parent. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying indebtedness of our Parent or of its subsidiaries.
Although we believe that cash generated from operations along with our existing cash and ABL Facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, financial market disruption could have a negative impact on our ability to refinance our maturing debt and available resources in the future.
As of April 29, 2017, we had approximately $188 million of debt maturities before the end of fiscal 2018, which were comprised of the Incremental secured term loan facility of $125 million and Second incremental secured term loan facility of $63 million maturing in May of 2018. We believe we will have the ability to refinance this debt, a portion of which may be repaid using cash on hand; however, a number of factors including factors beyond our control could reduce or restrict our ability to refinance these debt obligations on favorable terms. We continue to work with Lazard and have engaged them as our advisor to assist us in connection with a potential debt refinancing to address these upcoming maturities.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for enhancing our e-commerce and other information technology and logistics systems, as well as improving existing stores and construction of new stores. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.

The following table presents our capital expenditures for the thirteen weeks ended April 29, 2017 and April 30, 2016:

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016
Information technology	$15	$16
Store improvements	3	7
Distribution centers	3	4
New stores	2	1
Other store-related projects (1)	4	5
Total capital expenditures	$27	$33

(1)	Includes remodels and other store updates.

Cash Flows

	13 Weeks Ended
(In millions)	April 29, 2017	April 30, 2016	Change
Net cash used in operating activities	$(368)	$(396)	$28
Net cash used in investing activities	(27)	(33)	6
Net cash provided by financing activities	391	468	(77)
Effect of exchange rate changes on Cash and cash equivalents	(1)	1	(2)
Net (decrease) increase during period in Cash and cash equivalents	$(5)	$40	$(45)
Cash Flows Used in Operating Activities
Net cash used in operating activities decreased by $28 million to $368 million for the thirteen weeks ended April 29, 2017, compared to $396 million for the thirteen weeks ended April 30, 2016. The decrease was primarily due to a reduction in Domestic merchandise purchases and annual bonus payments, partially offset by a decline in operating performance.
Cash Flows Used in Investing Activities
Net cash used in investing activities decreased by $6 million to $27 million for the thirteen weeks ended April 29, 2017, compared to $33 million for the thirteen weeks ended April 30, 2016, primarily due to a $6 million decrease in capital expenditures.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities decreased by $77 million to $391 million for the thirteen weeks ended April 29, 2017, compared to $468 million for the thirteen weeks ended April 30, 2016. The decrease was primarily due to a $118 million decrease in net long-term debt borrowings, partially offset by a $41 million decrease in net short-term debt repayment to Parent.

Debt
As of April 29, 2017, we had total indebtedness (excluding Short-term borrowings from Parent) of $3,061 million, of which $2,862 million was secured indebtedness. During the thirteen weeks ended April 29, 2017, there were no significant events that occurred with respect to our debt structure. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details regarding our debt.
Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by global economic and financial market conditions and other economic factors that may be outside our control. Such refinancings may include the issuance or guarantee of debt by certain of our subsidiaries, and may be accompanied by transactions or asset transfers among certain of our subsidiaries. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and our Parent’s indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors.
We, Parent and its subsidiaries, as well as the Sponsors or their affiliates, may from time to time prepay, repurchase, refinance or otherwise acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to the Condensed Consolidated Financial Statements entitled “Related party transactions” and Note 15, entitled “RELATED PARTY TRANSACTIONS,” to our Annual Financial Statements for the fiscal year ended January 28, 2017, included as an exhibit to Parent’s Form 8-K filed on April 12, 2017.

Contractual Obligations
Our contractual obligations consist mainly of payments for operating leases related to real estate used in the operation of our business, Long-term debt and related interest and product purchase obligations. Refer to the “Contractual Obligations” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Financial Statements for the fiscal year ended January 28, 2017 included as an exhibit to Parent’s Form 8-K filed on April 12, 2017, for details on our contractual obligations.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended January 28, 2017 included as an exhibit to Parent’s Form 8-K filed on April 12, 2017, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In October 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-17 “Consolidation (Topic 810), Interests Held Through Related Parties That Are Under Common Control” (“ASU 2016-17”). ASU 2016-17 changes how a single decision maker will consider its indirect interests when performing the primary beneficiary analysis under the variable interest entity (“VIE”) model. Under previous guidance, a single decision maker was required to consider an indirect interest held by a related party under common control in its entirety. Under ASU 2016-17, the single decision maker will consider the indirect interest on a proportionate basis. ASU 2016-17 does not change the characteristics of a primary beneficiary in the VIE model. The Company adopted the amendments of ASU 2016-17, effective January 29, 2017. The adoption of ASU 2016-17 did not have an impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). Under ASU 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under previous practice, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Company adopted the amendments of ASU 2016-09, effective January 29, 2017. The Company has elected to recognize forfeitures as they occur and the cumulative effect adjustment of that change in accounting policy has a nominal impact on our Condensed Consolidated Financial Statements. The remaining provisions of ASU 2016-09 did not have a material impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-07 “Investments - Equity Method and Joint Ventures (Topic 323), Simplifying the Transition to the Equity Method of Accounting” (“ASU 2016-07”). ASU 2016-07 eliminates the requirement that when an investment subsequently qualifies for use of the equity method as a result of an increase in level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. This ASU requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and to adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. In addition, ASU 2016-07 requires that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The Company adopted the amendments of ASU 2016-07 as of January 29, 2017 on a prospective basis. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-06 “Derivatives and Hedging (Topic 815), Contingent Put and Call Options in Debt Instruments” (“ASU 2016-06”). ASU 2016-06 clarifies the requirements for assessing whether contingent put or call options that can accelerate the payment of principal on debt instruments are clearly and closely related. Under previous practice, two divergent approaches developed. Under the first approach, the assessment of whether contingent put or call options are clearly and closely related to the debt host only requires an analysis of the four-step decision sequence of Accounting Standards Codification (“ASC”) 815-15-25-42. Under the second approach, in addition to the four-step decision sequence of ASC 815-15-2-42, some entities evaluate whether the ability to exercise the put or call options are triggered by the entities interest rates or credit risk. ASU 2016-06 clarifies that an entity is required to assess whether the economic characteristics and risks of embedded put or call options are clearly and closely related to those of their debt hosts only in accordance with the four-step decision sequence of ASC 815-15-2-42. An entity should not assess whether the event that triggers the ability to exercise a put or call option is related to interest rates or credit risk of the entity. ASU 2016-06 does not change the existing criteria for determining when bifurcation of an embedded put or call option in a debt instrument is required. Entities are required to apply the guidance to existing debt instruments using a modified retrospective transition method as of the period of adoption. The Company adopted the amendments of ASU 2016-06, effective January 29, 2017. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-05 “Derivatives and Hedging (Topic 815), Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships” (“ASU 2016-05”). ASU 2016-05 provides guidance clarifying that the novation of a derivative contract (i.e. a change in counterparty) in a hedge accounting relationship does not, in and of itself, require dedesignation of that hedge accounting relationship. This ASU amends ASC 815 to clarify that such a change does not, in and of itself, represent a termination of the original derivative instrument or a change in the critical terms of the hedge relationship. ASU 2016-05 allows the hedging relationship to continue uninterrupted if all of the other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterpart to the derivative contract is considered. Entities may adopt the guidance prospectively or use a modified retrospective approach. The Company adopted the amendments of ASU 2016-05, effective January 29, 2017. The adoption of ASU 2016-05 did not have an impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that our Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, our “Strategic Pillars,” store openings, integration and remodeling, the development, implementation and integration of our e-commerce business, future financial or operational performance, projected sales for certain periods, same store sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, access to trade credit, future financings, refinancings and debt repayments, estimates regarding future effective tax rates, future interest payments, and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, ability to repatriate cash from Toys-Canada, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws including tax that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.